Filed pursuant to Rule 424(b)(5)
                                                             File No. 333-137215

Pricing Supplement No. 149 dated July 3, 2008
(To Prospectus dated September 8, 2006, and to Amended Product Supplement No. TB-1, dated July 8, 2008)

                         HARTFORD LIFE INSURANCE COMPANY
              PRINCIPAL PROTECTED EQUITY INDEXED MEDIUM-TERM NOTES

The description in this pricing supplement is of the particular terms of the series of principal protected equity indexed medium-term notes offered hereby and supplements the description of the general terms and provisions of the notes set forth in the Prospectus dated September 8, 2006, and Amended Product Supplement No. TB-1 dated July 8, 2008, both of which are hereby incorporated by reference.

                      EQUITY INDEXED NOTES DUE JULY 9, 2015

CUSIP Number:                                           4165X2BJ4
Series Number:                                          408392
Trade Date:                                             July 3, 2008
Issuance Date:                                          July 9, 2008
Issuance Amount:                                        $7,500,000.00
Stated Maturity Date:                                   July 9, 2015
Level of Principal Protection:                          100%
Supplemental Payments:                                  Yes [X]   No [ ]
    Supplemental Payment:                                 Per $1,000 principal amount of notes is equal to $1,000 x the
                                                          Basket Return x the Participation Rate.
Participation Rate:                                     105%
Off-Set Amount:                                         None
Minimum Supplemental Payment:                           None
Maximum Supplemental Payment:                           $1,000 per each $1,000 principal amount of notes
Basket:
 --------------------------------------------------------------------------------------------------------
            INDEX                        BLOOMBERG TICKER    INDEX WEIGHTING       INITIAL INDEX LEVEL
 --------------------------------------------------------------------------------------------------------
       S&P 500(R) Index
        ("S&P Index")                          SPX               50.00%                1,262.90
 --------------------------------------------------------------------------------------------------------
   Dow Jones Euro Stoxx 50(R)
       ("STOXX Index")                         SX5E              35.00%                3,330.90
 --------------------------------------------------------------------------------------------------------
       Nikkei 225 Index
       ("Nikkei Index")                        NKY               15.00%               13,265.40
 --------------------------------------------------------------------------------------------------------

Payment at Maturity:                                    At maturity you will receive a cash payment for each $1,000 principal amount of notes of $1,000 plus the Supplemental
                                                             Payment, if any.

Basket Return:                                                       Ending Basket Level - Initial Basket Level
                                                                     -------------------------------------------
                                                                                Initial Basket Level
Initial Basket Level:                                   100

Ending Basket Level:                                    The Basket Closing Level on the Basket Valuation Date.

Basket Closing Level:                                   The Basket Closing Level will be calculated as follows:
                                                            100 x [1+ (S&P Index Return x S&P Index Weighting) +
                                                            (STOXX Index Return x STOXX Index Weighting) + (Nikkei
                                                            Index Return x Nikkei Index Weighting)]

Index Return:                                                         Ending Index Level - Initial Index Level
                                                                     -------------------------------------------
                                                                                Initial Index Level

Ending Index Level:                                     The closing level for the relevant index on the Basket
                                                           Valuation Date, as determined by the Calculation Agent

Basket Valuation Date(s):                               July 6, 2015 (3 business days before Maturity Date)


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

Interest Rate, if any:                                  None
   Interest Payment Frequency:                          N/A
   Initial Interest Payment Date:                       N/A
   Day Count Convention:                                N/A
Price to Public:                                        100%
Agent's Discount:                                       5.00%

Optional Redemption:                                    Yes [ ]   No [X]
The Survivor's Option:                                  [ ] is  [X] is not available
Securities Exchange Listing:                            None
Authorized Denominations:                               $1,000 integral amounts
Calculation Agent:                                      Lehman Brothers Inc.
Lead Agent:                                             Lehman Brothers Inc.
Other Provisions Relating to the Notes:                 None

     Special Tax Considerations: The "comparable yield" on the notes described herein will be 4.1450%, compounded annually. This "comparable yield," results in a "projected payment schedule," per $1,000 of a Note, of a single payment of $1,328.82 at maturity. The table below shows the OID that will accrue each year, based on this information. The amount in the center column reflects the total interest amount a calendar year taxpayer who purchases and holds a $1,000 note to maturity would generally include in his or her taxable income each year. At maturity, however, if the actual Supplemental Payment exceeds the projected Supplemental Payment, the excess would be included in income for the year of maturity. Conversely, if the actual Supplemental Payment were less than the projected Supplemental Payment, the difference generally would be an ordinary loss in that year, to the extent of previous income inclusions under the note, and the balance generally would be a capital loss. In addition, if on a date that is more than six months prior to the maturity date the amount of the Supplemental Payment becomes fixed (or a minimum amount for such payment becomes fixed), special rules may apply.

                                                          CUMULATIVE ACCRUED OID
                                  ACCRUED OID PER        PER $1,000 NOTE THROUGH
         CALENDAR YEAR              $1,000 NOTE                 YEAR-END
     ----------------------- ------------------------ -------------------------
        2008 (from 7/9)                $19.62                   $19.62
             2009                      $42.26                   $61.88
             2010                      $44.01                   $105.89
             2011                      $45.84                   $151.73
             2012                      $47.74                   $199.47
             2013                      $49.72                   $249.19
             2014                      $51.78                   $300.97
         2015 (to 7/9)                 $27.85                   $328.82

     Neither the comparable yield nor the projected payment schedule constitutes a representation by us of the actual amount that we will pay on the notes. You are urged to review carefully the section entitled "Additional Material United States Federal Income Tax Considerations" in Amended Product Supplement No. TB-1 dated July 8, 2008, and consult your tax adviser regarding your particular circumstances.

               INFORMATION PERTAINING TO THE RATINGS OF THE NOTES

     It is anticipated that, as of July 9, 2008, the Notes will be rated by the indicated rating agencies as follows:

                 Standard & Poor's:                        AA-
                 Moody's:                                  A1
                 Fitch:                                    AA-
                 A.M. Best:                                a+


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



                        SUPPLEMENTAL PAYMENT ILLUSTRATION

The following table illustrates the Supplemental Payment that would be made on the Maturity Date assuming the Basket Return, reflecting the Ending Basket Level, is as listed in the first column. The table reflects an estimated Participation Rate for the series of notes described herein.

------------------------------------------------------------------------------------------------------------------------
                              BASKET RETURN X PARTICIPATION    SUPPLEMENTAL PAYMENT (PER      TOTAL MATURITY PAYMENT
       BASKET RETURN                  RATE (105%)                    $1,000 NOTE)               (PER $1,000 NOTE)
------------------------------------------------------------------------------------------------------------------------
            120%                         126.00%                       $1,000.00                     $2,000.00
------------------------------------------------------------------------------------------------------------------------
            110%                         115.50%                       $1,000.00                     $2,000.00
------------------------------------------------------------------------------------------------------------------------
            100%                         105.00%                       $1,000.00                     $2,000.00
------------------------------------------------------------------------------------------------------------------------
            80%                           84.00%                        $840.00                      $1,840.00
------------------------------------------------------------------------------------------------------------------------
            60%                           63.00%                        $630.00                      $1,630.00
------------------------------------------------------------------------------------------------------------------------
            40%                           42.00%                        $420.00                      $1,420.00
------------------------------------------------------------------------------------------------------------------------
            20%                           21.00%                        $210.00                      $1,210.00
------------------------------------------------------------------------------------------------------------------------
            10%                           10.50%                        $105.00                      $1,105.00
------------------------------------------------------------------------------------------------------------------------
             5%                           5.25%                          $52.50                      $1,052.50
------------------------------------------------------------------------------------------------------------------------
             0%                             0%                             $0                        $1,000.00
------------------------------------------------------------------------------------------------------------------------
            -5%                           -5.25%                           $0                        $1,000.00
------------------------------------------------------------------------------------------------------------------------
            -10%                         -10.50%                           $0                        $1,000.00
------------------------------------------------------------------------------------------------------------------------
            -20%                         -21.00%                           $0                        $1,000.00
------------------------------------------------------------------------------------------------------------------------
            -40%                         -42.00%                           $0                        $1,000.00
------------------------------------------------------------------------------------------------------------------------
            -60%                         -63.00%                           $0                        $1,000.00
------------------------------------------------------------------------------------------------------------------------
            -80%                         -84.00%                           $0                        $1,000.00
------------------------------------------------------------------------------------------------------------------------

This table is illustrative only. See the Amended Product Supplement No. TB-1, described above, for a more detailed description of the methodology for computing the amounts in this table.

                             ADDITIONAL INFORMATION

The Prospectus and the Amended Product Supplement No. TB-1 referred to below are both available on the SEC Website as follows:

Amended Product Supplement No. TB-1, dated July 8, 2008:


Prospectus dated September 8, 2006:
http://www.sec.gov/Archives/edgar/data/45947/000093041308004200/c54195_424b5.txt



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